Risk Factors Relating to the Mergers and the Placements

The consideration for the CapLease Merger is fixed and will not be adjusted in the event of any change in any party’s stock price.

Upon the consummation of the CapLease Merger, each share of CapLease common stock will be converted into the right to receive $8.50 in cash without interest. The CapLease Merger consideration was fixed in the CapLease Merger Agreement, and will not be adjusted for changes in the market price of our common stock or the value of CapLease common stock. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

•	market reaction to the announcement of the CapLease Merger and the prospects of the combined company;

•	changes in the business, operations, assets, liabilities and prospects of the company or CapLease;

•	changes in market assessments of the business, operations, financial position and prospects of the company or CapLease;

•	market assessments of the likelihood that the CapLease Merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of our common stock and CapLease common stock;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which the company and CapLease operate; and

•	other factors beyond the control of the company and CapLease, including those described or referred to elsewhere in this “Risk Factors” section.

The price of our common stock at the consummation of the CapLease Merger may vary from its price on the date the CapLease Merger Agreement was executed and on the date of this Current Report on Form 8-K. In addition, the value of CapLease’s common stock at the consummation of the CapLease Merger may vary from its value on the date the CapLease Merger Agreement was executed and on the date of this Current Report on Form 8-K. As a result, the market value of CapLease’s common stock could be more or less than the consideration payable by us in connection with the CapLease Merger.

Unless the market price of our common stock is less than $14.94, the exchange ratio in the ARCT IV Merger is fixed and will not be adjusted in the event of any change in either our or ARCT IV’s stock price; if the market price of our common stock is less than $14.94, we would be required to pay additional cash consideration or issue additional shares.

Upon the consummation of the ARCT IV Merger, each share of ARCT IV common stock will be converted into the right to receive, at the election of the holder of such share of ARCT IV common stock, either:

•	$30.00 in cash, but in no event will the cash consideration be paid with respect to more than 25 % of the shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger, or,

•	at our election, either

o	a number of shares of our common stock equal to the Exchange Ratio (as defined below) or

o	only if the Market Price (as defined below) of our common stock is less than $14.94, 2.05 shares of our common stock plus an amount in cash equal to the product obtained by multiplying the excess of the Exchange Ratio over 2.05 by the Market Price.

When referring to “Exchange Ratio,” we mean (1) if the volume weighted average closing sale price of a share of our common stock over the five (5) consecutive trading days on the NASDAQ Global Select Market, ending on the trading day immediately prior to the closing date of the ARCT IV Merger, as reported in The Wall Street Journal, which we refer to as the Market Price, is equal to or greater than $14.94, then 2.05, and (2) if the Market Price is less than $14.94, then the quotient (rounded to the nearest one-hundredth) obtained by dividing $30.62 by the Market Price. The stock exchange ratio was fixed in the ARCT IV Merger Agreement, and will not be adjusted for changes in the market price of our common stock or the value of ARCT IV common stock, unless the Market Price of our common stock is less than $14.94. If the Market Price of our common stock is less than $14.94, then we would be required to increase the merger consideration either by paying additional cash or by issuing additional shares of our common stock. Changes in the price of our common stock prior to the ARCT IV Merger could affect the market value of the ARCT IV Merger consideration that ARCT IV stockholders electing to receive our common stock will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

•	market reaction to the announcement of the merger and the prospects of the combined company;

•	changes in market assessments of the business, operations, financial position and prospects of either company;

•	market assessments of the likelihood that the merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of our and ARCT IV’s common stock;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which we and ARCT IV operate; and

•	other factors beyond the control of the company and ARCT IV, including those described or referred to elsewhere in this “Risk Factors” section.

The price of our common stock at the consummation of the ARCT IV merger may vary from its price on the date the ARCT IV Merger Agreement was executed, on the date of this Current Report on Form 8-K and on the date of the special meetings of ARCP and ARCT IV. As a result, the market value of the merger consideration represented by the stock exchange ratio also may vary. For example, based on the range of closing prices of our common stock during the period from June 28, 2013, the last trading day before public announcement of the ARCT IV Merger, through July 17, 2013, the exchange ratio of 2.05 shares of our common stock represented a market value ranging from a low of $29.15 to a high of $31.28.

In addition, if the Market Price is less than $14.94, then each share of ARCT IV common stock will be converted into the right to receive, at our election, either:

•	the number of shares of our common stock equal to $30.62 divided by the Market Price; or

•	2.05 shares of our common stock plus an amount in cash equal to the product obtained by multiplying the Market Price by the excess of (a) the ratio determined by dividing $30.62 by the Market Price over (b) 2.05.

If the price of ARCP common stock increases between the date the ARCT IV Merger Agreement was signed or the date of our special meeting and the effective time of the merger, ARCT IV stockholders electing to receive ARCP common stock will receive shares of our common stock that have a market value upon completion of the merger that is greater than the market value of such shares calculated pursuant to the stock exchange ratio when the merger agreement was signed or the date of our special meeting, respectively. Therefore, while the number of shares of ARCP common stock to be issued per share of ARCT IV common stock (for which a stock election is made) would be fixed under these circumstances, our stockholders cannot be sure of the market value of the consideration that will be paid to ARCT IV stockholders electing to receive our common stock upon completion of the merger.

If the price of our common stock declines between the date the ARCT IV Merger Agreement was signed or the date of the ARCT IV special meeting and the effective time of the ARCT IV Merger, including for any of the reasons described above, and the Market Price is less than $14.94, then ARCT IV stockholders electing to receive our common stock will receive, at our election, either additional cash or additional shares of our common stock. Under these circumstances, the market value of our common stock comprising the merger consideration, upon completion of the ARCT IV Merger, could be higher or lower than the market value of the shares of ARCP common stock calculated pursuant to the stock exchange ratio on the date the ARCT IV Merger Agreement was signed or on the date of the ARCT IV special meeting, respectively. Therefore, while the number of shares our common stock to be issued per share of ARCT IV common stock (for which a stock election is made) may increase or ARCT IV stockholders may receive additional cash consideration, at our election, the effects on us of our issuance of additional shares or our payment of additional cash merger consideration, cannot be predicted and could adversely affect the market value of our common stock.

If the price of our common stock declines between the date the ARCT IV Merger Agreement was signed or the date of the ARCT IV special meeting and the effective time of the ARCT IV Merger, including for any of the reasons described above, and the Market Price is less than $14.94, then ARCP stockholders cannot be sure of the total number of shares we will issue or the total amount of cash we will be required to pay as merger consideration in order to consummate the merger. The effects on us of our issuance of additional shares or our payment of additional cash merger consideration, cannot be predicted and could adversely affect the market value of our common stock following consummation of the ARCT IV Merger.

In addition, the value of ARCT IV common stock at the consummation of the ARCT IV Merger may vary from its value on the date the ARCT IV Merger Agreement was executed, on the date of this Current Report on Form 8-K and on the date of the special meetings of ARCP and ARCT IV. As a result, the market value of ARCT IV common stock could be more or less than $30.00, which represents the merger consideration payable if an ARCT IV stockholder elects to receive cash.

Each of the Mergers and the related transactions thereto are subject to approval by common stockholders.

In order for the CapLease Merger to be completed, CapLease’s common stockholders must approve the CapLease Merger and the other transactions contemplated by the CapLease Merger Agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of CapLease’s common stock entitled to vote on such proposal. If the required votes are not obtained by February 28, 2014, the CapLease Merger will not be consummated.

Additionally, in order for the ARCT IV Merger to be completed, ARCT IV stockholders must approve the ARCT IV Merger and the other transactions contemplated by the ARCT IV Merger Agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT IV common stock entitled to vote on such proposal at the ARCT IV special meeting. In addition, while a vote of our stockholders is not required to approve the merger, our stockholders’ approval is required under applicable NASDAQ rules in order for us to be authorized to issue the shares of our common stock to ARCT IV stockholders as part of the merger consideration. Approval of the issuance of shares of ARCP common stock to ARCT IV stockholders under NASDAQ rules requires approval of at least a majority of the total votes cast, provided that the total votes cast represent at least a majority of the outstanding shares of ARCP common stock entitled to vote on such proposal. If either or both of these required votes is not obtained by December 31, 2013 (subject to the right of each of the ARCP and ARCT IV to extend such date by up to 60 days), the ARCT IV Merger may not be consummated. The failure to achieve expected benefits and unanticipated costs relating to the Mergers could reduce ARCP’s financial performance.

Failure to consummate the Mergers could negatively impact or future business and financial results.

If the Mergers are not consummated, our ongoing businesses could be adversely affected and we will be subject to several risks, including the following:

•	our having to pay certain costs, including unanticipated costs, relating to the Mergers, such as legal, accounting, financial advisory, filing, printing and mailing fees;

•	our being required, under certain circumstances, to pay to ARCT IV $5,000,000 in expense reimbursements; and

•	the diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Mergers.

If the Mergers are not consummated, we will not achieve the expected benefits thereof and will be subject to the risks described above, which could materially affect our business, financial results and stock price.

The CapLease Merger Agreement and the ARCT IV Merger Agreement each contains provisions that grant the CapLease or ARCT IV, as applicable, board of directors with a general ability to terminate the CapLease Merger Agreement or the ARCT IV Merger Agreement, as applicable, based on the exercise of the directors’ duties.

CapLease may terminate the CapLease Merger Agreement, subject to the terms thereof, if its board of directors determines in good faith, after consultation with outside legal counsel, that failure to change its recommendation with respect to the CapLease Merger (and to terminate the CapLease Merger Agreement) would be inconsistent with the directors’ duties under applicable law. Similarly, ARCT IV may terminate the ARCT IV Merger Agreement if its board of directors determines in good faith, after consultation with outside legal counsel, that failure to change its recommendation with respect to the ARCT IV Merger (and to terminate the ARCT IV Merger Agreement) would be inconsistent with the directors’ duties under applicable law. If either Merger is not completed, our ongoing business could be adversely affected and we will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.

There may be unexpected delays in the consummation of the Mergers, which could impact our ability to timely achieve the benefits associated with the Mergers.

The CapLease Merger is expected to close during the third quarter of 2013 assuming that all of the conditions in the CapLease Merger Agreement are satisfied or waived. The CapLease Merger Agreement provides that either we or CapLease may terminate the CapLease Merger Agreement if the CapLease Merger has not occurred by February 28, 2014. Additionally, the ARCT IV Merger is expected to close during the third quarter of 2013 assuming that all of the conditions in the ARCT IV Merger Agreement are satisfied or waived. The ARCT IV Merger Agreement provides that either we or ARCT IV may terminate the ARCT IV Merger Agreement if the ARCT IV Merger has not occurred by December 31, 2013 (subject to the right of each of the company and ARCT IV to extend this date by up to 60 days). Certain events may delay the consummation of the Mergers. Some of the events that could delay the consummation of the Mergers include difficulties in obtaining the approval of stockholders or satisfying the other closing conditions to which each Merger is subject.

Each Merger is subject to a number of conditions which, if not satisfied or waived, would adversely impact our ability to complete the Mergers.

The CapLease Merger, which is expected to close during the third quarter of 2013, is subject to certain closing conditions, including, among other things, (a) the approval of the CapLease Merger by at least 50% of all the votes entitled to be cast on the matter by the holders of all of CapLease’s outstanding shares of common stock, (b) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards, and (c) delivery of a tax opinion.

Additionally, the ARCT IV Merger, which is expected to close during the third quarter of 2013, is subject to certain closing conditions, including, among other things (a) the effectiveness of a registration statement on Form S-4 containing a joint proxy statement/prospectus, pursuant to which shares of our common stock will be issued, (b) the approval of the merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all of ARCT IV’s outstanding shares of common stock at the ARCT IV special meeting, (c) the approval of the issuance of our common stock to the ARCT IV stockholders by the holders of at least a majority of the votes cast by ARCP stockholders (provided the total number of votes cast constitutes a quorum), (d) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards, (e) delivery of tax opinions and (f) approval by our board of directors of an annual dividend rate of $0.94 per share of our common stock.

There can be no assurance these conditions will be satisfied or waived, if permitted or the occurrence of any effect, event, development or change will not transpire. Therefore, there can be no assurance with respect to the timing of the closing of the Mergers or whether the Mergers will be completed at all.

Your ownership position in the company will be diluted in connection with the Mergers and the conversion of our Series C Convertible Preferred Stock, which will be exacerbated if the 19.9% Cap Proposals (as defined below) are approved, and the holders of our Series C Convertible Preferred Stock approve the amendment to the Series C articles supplementary.

In connection with the ARCT IV Merger, we expect to issue approximately 109.3 million shares of our common stock to the holders of ARCT IV common stock, assuming 75% of the merger consideration is paid in the form of shares of our common stock. Additionally, we may be required to sell additional common stock in order to fund, in part, the CapLease Merger. Additionally, we may be required to issue up to approximately 3.3 million additional shares of common stock upon the conversion of our Series C Convertible Preferred Stock (under the terms of the current articles supplementary for the Series C Convertible Preferred Stock) or, if our stockholders approve a contemplated proposal to amend the articles supplementary for our Series C Convertible Preferred Stock, to provide an exception to the cap contained therein on the aggregate amount of shares of our common stock that may be issued to the holders of such preferred shares upon conversion thereof (which is currently capped at 19.9% of the shares outstanding immediately prior to the Placements), or the 19.9% Cap Proposal, and holders of our Series C Convertible Preferred Stock approve the amendment to the articles supplementary pursuant to its terms as contemplated by the 19.9% Cap Proposal, up to approximately 28.4 million additional shares of our common stock, assuming a common stock price of $15.67 per share. Such sale and issuances of common stock will be material in amount. Such share issuances will dilute the ownership of the Company by stockholders at the time of issuance. Further, the price at which we may be required to sell our common stock in order to fund the CapLease Merger is uncertain. If, for example, the price of our common stock declines, we will be required to sell more shares of our common stock to generate the proceeds needed to fund the CapLease Merger which, in turn, will exacerbate the dilution stockholders will incur.

An adverse judgment in a lawsuit challenging the CapLease Merger or ARCT IV, if commenced, may prevent the CapLease Merger or the ARCT IV Merger, as applicable, from becoming effective or from becoming effective within the expected timeframe.

A number of lawsuits by CapLease’s stockholders have been filed challenging the CapLease Merger, some of which name us and the Operating Partnership as defendants. Additionally, ARTC IV’s stockholders may file one or more lawsuits challenging the ARCT IV, which may have us or our Operating Partnership. We cannot assure you as to the outcome of such lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the CapLease Merger or ARCT IV Merger on the agreed-upon terms, such an injunction may prevent the completion of the CapLease Merger or ARCT IV Merger in the expected time frame, or may prevent it from being completed altogether. Whether or not the plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of our and CapLease’s or ARCT IV’s businesses.

We are acquiring assets in the CapLease Merger that do not fit within its target assets, which we will seek to divest following closing.

In connection with the CapLease Merger, we are acquiring assets consisting of, as of March 31, 2013, three properties that are currently vacant (or will shortly be vacant), $59.9 million in commercial mortgage-backed securities, at fair value, and $25.3 million in amortized cost of first mortgage loans secured by net leased single tenant properties, none of which fit within our target assets. Following the closing of the CapLease Merger, we will transfer such assets to a direct or indirect subsidiary wholly-owned by the Operating Partnership and the properties will be classified as “held for sale.” We will seek to divest of such assets, which can take the form of a sale, spin-off or other disposition, to maximize value from such assets. There can be no assurance that we will be able to divest of any or all of such assets or, even if we are able to do so, may have to take a loss from the price we paid for such assets. In either case, ARCP’s business, financial condition, results of operations, cash flow, per share trading price of its common stock and ability to make distributions to our stockholders may be materially and adversely affected.

Our Series C Convertible Preferred Stock is subject to conversion or redemption in the short-term, which could result in a cash payment being due to the holders thereof.

On June 7, 2013, we closed on (i) the Common Stock Placement for the sale and issuance of approximately 29.4 million shares of our common stock at a purchase price of $15.47 per share, for an aggregate purchase price of $455 million, and (ii) the Preferred Stock Placement for the sale of approximately 28.4 million shares of our 5.81% convertible preferred stock designated as Series C Convertible Preferred Stock, at a purchase price of $15.67 per share, for an aggregate purchase price of $445 million.

As of July 18, 2013, we had approximately 28.4 million shares of Series C Convertible Preferred Stock outstanding. Within three business days following the earliest to occur of (i) the closing of the CapLease Merger, (ii) the first trading day following (a) an announcement that CapLease has accepted a competing offer (which did not occur during the go shop period under the CapLease Merger Agreement) or (b) the CapLease Merger Agreement is otherwise terminated, and (iii) December 31, 2013, we will have the option to: (A) convert all the shares of Series C Convertible Preferred Stock into such number of shares of our common stock equal to the par value of the shares of Series C Convertible Preferred Stock divided by the lowest of (i) a 2% discount to the volume-weighted average trading price, or VWAP, of ARCP common stock for the 10 prior trading days, (ii) a 2% discount to the closing price of our common stock on the conversion election date and (iii) $15.67, as may be adjusted from time to time, or the Conversion Price, or (B) redeem all shares of the Series C Convertible Preferred Stock in cash at 120% of its par value. Under the current terms of the articles supplementary for our Series C Convertible Preferred Stock, the aggregate number of shares of our common stock that may be issued in connection with the Placements, including upon conversion of the Series C Convertible Preferred Stock, may not exceed approximately 30.8 million shares, which is equal to 19.9% of our common stock outstanding immediately prior to the closing of the Placements. Approximately 29.4 million shares of our common stock were issued in the Common Stock Placement. Accordingly, under the current terms of the articles supplementary for our Series C Convertible Preferred Stock, upon conversion of the Series C Convertible Preferred Stock, we are limited to issuing not more than approximately 3.3 million shares of our common stock, with cash to be paid in respect of the balance of the Series C Convertible Preferred Stock in an amount equal to the greater of the product of such number of excess shares into which the shares of Series C Convertible Preferred Stock would have been convertible and (i) 102% of the liquidation preference, which is $15.67, as may be adjusted from time to time, and (ii) the Conversion Price valued at the one-day VWAP of the common stock on the applicable date.

As a result, if the 19.9% Cap Proposals are not approved and the holders of Series C Convertible Preferred Stock do not approve the proposed amendment to the Series C articles supplementary, we will need to pay cash upon the conversion of the Series C Convertible Preferred Stock in respect of shares in excess of the 19.9% Cap. Since the conversion of the shares of Series C Convertible Preferred Stock will be less expensive for us than redeeming such shares, it is likely that we will elect to convert such number of shares of Series C Convertible Preferred Stock that would allow us to issue the approximately 3.3 million shares (or approximately 28.4 million shares if our ARCP stockholders approve the 19.9% Cap Proposals and the holders of Series C Convertible Preferred Stock do not approve the proposed amendment to the Series C articles supplementary) of ARCP common stock described above. Assuming the Series C Convertible Preferred Stock is converted and 3.3 million shares of our common stock are issued upon conversion thereof, we estimate that approximately $401.1 million (approximately 25.1 million shares of Series C Convertible Preferred Stock at $15.98 per share, which is 102% of the current liquidation preference thereof) would be payable by us in cash to the holders thereof. The amount payable by us upon such conversion may be more or less than approximately $401.1 million depending on any required adjustments to the liquidation preference pursuant to the terms of the articles supplementary for the Series C Convertible Preferred Stock or the one-day VWAP of the our common stock on the applicable date, both of which are currently impossible to calculate with any degree of certainty.

Further, our credit facility imposes limitations on our ability to make certain restricted payments, which includes payments upon cancellation of our capital stock. Payment of cash consideration to the holders of shares of Series C Convertible Preferred Stock upon their conversion would constitute a restricted payment under our credit facility. The credit agreement for our credit facility provides that, in order to make such a restricted payment, there must not be a continuing default under the credit facility at the time of payment or a default resulting from such payment and the amount of such payment, when added with all other restricted payments (including, among others, dividends and other distributions in respect of our capital stock) for fiscal year 2013, cannot exceed 110% of ARCP’s FFO for fiscal year 2013 (assuming such payment is made on or prior to December 31, 2013). When this obligation in respect of the Series C Convertible Preferred Stock becomes payable, we may be unable to satisfy the conditions required to make such a restricted payment under the credit facility and, therefore, may be unable to fund such an obligation from borrowings under the credit facility or at all without the approval of the lenders thereunder. Further, if we make such a restricted payment to repay this obligation, our ability to make other restricted payments, including dividends and other distributions in respect of its common stock, will be further constrained.

As a result, we may not be able to finance this obligation on favorable terms or at all, especially if, at the time, there is a limitation on the availability of credit and related adverse conditions in the global financial markets. If we are unable to finance this obligation prior to the conversion/redemption date, then we may be forced to seek liquidity through a variety of options, including, but not limited to, the sale of properties, which may be at below market prices, or the issuance of additional equity. If we are unable to pay this obligation, we would be in default of our obligations pursuant to the terms of the articles supplementary for the Series C Convertible Preferred Stock, which would cause a cross-default on our credit facility and any other loan with cross-default provisions and our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to make distributions to our stockholders will be materially and adversely affected. In addition, if any foreclosure on our properties results, this could create taxable income without accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Internal Revenue Code of 1986, as amended.

The contingent value rights, issued to the investors in connection with the Placements may result in a cash payment being due to the holders thereof.

In connection with the closing of the Common Stock Placement, we entered into contingent value rights agreements, or the Common Stock CVR Agreements, with each of the investors in the Common Stock Placement. Pursuant to each Common Stock CVR Agreement, we issued to each investor an amount of contingent value rights, or CVRs and the CVRs issued pursuant to the Common Stock CVR Agreement, the Common Stock CVRs, equal to the number of shares of common stock purchased by each such investor. On the 61st trading day, or the Common CVR Test Date, following the closing of the Common Stock Placement, we will calculate the VWAP for our common stock for the 30th – 60th trading days following the closing of the Common Stock Placement, or the Common CVR Period VWAP. Within five business days after the Common CVR Test Date, we will pay to each holder of Common Stock CVRs, in immediately available funds, an amount equal to (a) the number of Common Stock CVRs held by the holder on the Common CVR Test Date multiplied by (b) the amount, not to exceed $1.50, equal to the difference between $15.47, as may be adjusted from time to time, and the Common CVR Period VWAP.

Additionally, in connection with the closing of the Preferred Stock Placement, we entered into contingent value rights agreements, or the Convertible Preferred Stock CVR Agreements, with each of the investors in the Preferred Stock Placement. Pursuant to each Convertible Preferred Stock CVR Agreement, we issued to the investors an amount of CVRs, or the Convertible Preferred Stock CVRs, equal to the number of shares of Series C Convertible Preferred Stock purchased by each such investor. In the event that we convert (regardless of whether such shares are actually converted) shares of Series C Convertible Preferred Stock into shares of our common stock in accordance with the terms of the articles supplementary for the Series C Convertible Preferred Stock, on the 121st trading day following such conversion election date, or the Preferred CVR Test Date, we will calculate the VWAP for the common stock for the 90th – 120th trading days following the conversion election date, or the Preferred CVR Period VWAP. Within five business days after the Preferred CVR Test Date, we will pay to each holder of Convertible Preferred Stock CVRs, in immediately available funds, the amount, if any, with respect to each share of our common stock into which shares of Series C Convertible Preferred Stock were converted (regardless of whether any such shares are actually converted) held by such holder (and/or its assignees) on the Preferred CVR Test Date equal to: (i) the number of such shares of common stock at the close of business on the Preferred CVR Test Date multiplied by (ii) the amount, not to exceed $2.00, equal to the difference between (A) the lowest of (i) a 2% discount to the VWAP of the common stock for the 10 trading days prior to the conversion election date, (ii) a 2% discount to the closing price of the common stock on the date of the conversion election date and (iii) $15.67, as may be adjusted from time to time, and (B) the Preferred CVR Period VWAP.

As a result, we may need cash, which could be significant in amount, in connection with our payment obligations under the Common Stock CVR Agreements and/or the Preferred Stock CVR Agreements. If we do not have adequate cash on hand or capacity under our credit facility to finance such obligations, we will be required to seek alternative financing sources. We may not be able to finance this obligation on favorable terms or at all, especially if, at the time, there is a limitation on the availability of credit and related adverse conditions in the global financial markets. If we are unable to finance this obligation prior to the due date, then we may be forced to seek liquidity through a variety of options, including, but not limited to, the sale of properties, which may be at below market prices, or the issuance of additional equity. If we are unable to pay this obligation, our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to make distributions to its stockholders will be materially and adversely affected. In addition, if any foreclosure on our properties results, this could create taxable income without accompanying cash proceeds, which could adversely affect ARCP’s ability to meet the REIT distribution requirements imposed by the Code.

We expect to incur substantial expenses related to the Mergers.

We expect to incur substantial expenses in connection with consummating the Mergers and integrating the business, operations, networks, systems, technologies, policies and procedures we are acquiring with our own, including unanticipated costs and assumption of liabilities. There are several systems that must be integrated, including accounting and finance and asset management. While we have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond our control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Mergers could, particularly in the near term, exceed the savings that we expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Mergers.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded portfolio and operations following the Mergers.

Following the Mergers, the combined company will have an expanded portfolio and operations and likely will continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The market price of our common stock may decline as a result of the Mergers.

The market price of our common stock may decline as a result of the Mergers if we do not achieve the perceived benefits of the Mergers as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the Mergers on our financial results is not consistent with the expectations of financial or industry analysts.

In addition, if the Mergers are consummated, our stockholders will own interests in a company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders may not wish to continue to invest in us if the Mergers are consummated, or for other reasons may wish to dispose of some or all of their shares of our common stock. If, following the consummation of the Mergers there is selling pressure on our common stock that exceeds demand at the market price, the price of our common stock could decline.

Counterparties to certain significant agreements with us, ARCT IV and/or CapLease may have consent rights in connection with the Mergers.

Each of ARCP’s, ARCT IV and CapLease is party to certain agreements that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions. Under certain of these agreements, the CapLease Merger or ARCT IV Merger, as applicable, may constitute a “change in control” and, therefore, the counterparty may assert its rights in connection with the Merger. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. In addition, the failure to obtain consent under one agreement may be a default under the agreements and, thereby, trigger rights of the counterparties to such other agreements, including termination rights where available.

We may incur adverse tax consequences if CapLease or ARCT IV has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

If CapLease or ARCT IV has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the Mergers are completed, we may inherit significant tax liabilities and could lose our REIT status should disqualifying activities continue after the Mergers.

If we elect to pay for a portion of the costs of the Mergers through our credit facility and such credit facility transactions do not close, we will need to replace the funding that will be used to finance such portion of the costs of the Mergers.

We may elect to pay a portion of the costs of the Mergers through financing under our $1.45 billion credit facility (under which we have undrawn commitments of $850 million and which contains an “accordion” feature to allow us, under certain circumstances, to increase the commitments thereunder by $1.05 billion), borrowings under which will be subject to borrowing base availability. The funding of the existing commitments under the credit facility are subject to customary conditions, including (a) the bring-down of our representations and warranties, (b) no default existing, (c) timely notice by us and (d) borrowing base availability. If additional commitments are obtained in connection with our exercise of the “accordion” feature under the credit facility, such commitments likely will be subject to customary conditions, which may include, without limitation, (1) the completion of due diligence review of the assets, liabilities and properties of us and our subsidiaries, (2) the absence of any change, occurrence or development that has had, or could reasonably be expected to result in, (x) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties or liabilities of our and our subsidiaries, or (y) a material impairment of the rights and remedies of the credit facility lenders and agents under the credit agreement for the credit facility and (3) the absence of any material adverse change or material disruption in the loan syndication, financial, banking or capital markets that has impaired or could reasonably be expected to impair the syndication of the credit facility.

There can be no assurance that we will receive the fundings under the credit facility described above, that we will finance the Mergers as anticipated or that we will not subsequently enter into alternative financing arrangements, including debt or equity financing or the potential sales of properties to third parties, to fund all or a portion of the cash consideration and other costs of the Mergers. If the funding transactions are not consummated, we will need to finance a portion of the cash consideration and other costs of the Mergers by other means, which may result in our incurring increased interest and fees, and being subject to different terms and conditions generally, on any such replacement financing. The interest rate, fees payable and terms and conditions generally, on any such replacement financing will depend on prevailing market conditions at the time. If we are unable to obtain adequate funding for the cash consideration and other costs of the Mergers, we will be unable to consummate one or more of the Mergers.

Our anticipated level of indebtedness will increase upon completion of the Mergers and will increase the related risks we now face.

In connection with the Mergers, we will incur additional indebtedness and may assume certain indebtedness of CapLease and ARCT IV, as a result of which we will be subject to increased risks associated with such debt financing, including an increased risk that the combined company’s cash flow could be insufficient to meet required payments on its debt. As of June 30, 2013, we had indebtedness of $1.3 billion. Taking into account our existing indebtedness, the incurrence of additional indebtedness in connection with the Mergers, and the expected assumption of indebtedness in the Mergers, our pro forma consolidated indebtedness as of June 30, 2013, after giving effect to the Mergers, would be up to approximately $4.2 billion.

Our increased indebtedness could have important consequences to holders of our common stock, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring the use of a substantial portion of our cash flow from operations for the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital, acquisitions, capital expenditures and general corporate operating requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

•	putting us at a disadvantage compared to our competitors with less indebtedness.

If we default under a loan, we may automatically be in default under any other loan that has cross-default provisions, and may lose the properties securing these loans as a result.

Risk Factors Following the Mergers and our Operations Generally

As a result of becoming a public company, we implemented additional financial and accounting systems, procedures and controls which are applicable to such companies, which has increased our costs and requires substantial management time and attention; if we fail to manage our planned growth effectively or maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results and our business may be adversely affected.

As a public company, we have incurred, and in the future will continue to incur, significant legal, accounting and other expenses, including costs associated with public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. As an example, in order to comply with such reporting requirements, we are evaluating our internal control systems in order to allow management to report on, and, when required, our independent registered public accounting firm to attest to, our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.

We also have achieved expected growth in a relatively short period of time and anticipate to continue to experience growth in the future. Our growth, and in particular our recent acquisitions, have placed, and will continue to place, a demand on our personnel and administrative, operational and financial systems. In high growth periods companies must invest in infrastructure to perform the functions of a larger company and increase the capacity to manage the larger company on a day to day basis. If we fail to implement proper overall business controls, including as required to integrate the property subsidiaries and support our growth, our results of operations could be harmed or we could fail to meet our reporting obligations. In addition, if we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive an unqualified report from our independent registered public accounting firm with respect to our internal control over financial reporting when required, investors and others may lose confidence in the reliability of our financial statements and the trading price of our common stock and our ability to obtain any necessary equity or debt financing could suffer.

Furthermore, the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements, or misrepresentations. Although management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weaknesses, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in the trading price of our common stock, or otherwise materially adversely affect our business, reputation, results of operations, financial condition, or liquidity.

We may be unable to integrate the recently acquired GE Capital Portfolio (as defined below) into our existing portfolio or CapLease’s and ARCT IV’s business with our business successfully and realize the anticipated synergies and related benefits of the Mergers and acquisition of the GE Capital Portfolio or do so within the anticipated timeframe.

Our consummation of each Merger would involve the combination of two companies that, prior to the consummation thereof, operated as independent companies. Additionally, we recently acquired the GE Capital Portfolio. ARCP may be required to devote significant management attention and resources to integrating our business practices and operations with those of CapLease and ARCT IV and the acquired GE Capital Portfolio. Potential difficulties we may encounter in the integration process include the following:

•	the inability to successfully combine our business with CapLease’s or ARCT IV’s business or the GE Capital Portfolio into our own portfolio, in each case in a manner that permits the combined company to achieve the anticipated cost savings, which would result in the anticipated benefits of the Mergers and the acquisition of the GE Capital Portfolio not being realized in the timeframe anticipated or at all;

•	the complexities associated with managing the combined business out of several different locations and integrating personnel from the two companies;

•	the additional complexities of combining companies with different histories, cultures, potential regulatory restrictions, markets and tenant bases;

•	the failure to retain key employees of either of ARCP, ARCT IV or CapLease;

•	the inability to divest certain CapLease assets;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the combinations; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Mergers and acquisition of the GE Capital Portfolio and integrating operations.

For all these reasons, you should be aware that it is possible that the integration process following the Mergers or acquisition of the GE Capital Portfolio could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of such transactions, or could otherwise adversely affect the business and financial results of the combined company.

The ARCT IV Advisor will only provide support for a limited period of time under the ARCT IV Advisory Agreement.

The Amended and Restated Advisory Agreement, dated as of November 12, 2012, by and among ARCI IV, the ARCT IV Advisor, and American Realty Operating Partnership IV, L.P., or ARCT IV OP, referred to as ARCT IV Advisory Agreement, which requires the ARCT IV Advisor to provide certain services to ARCT IV, including asset management, advisory services, and other essential services, has been terminated and will expire 60 days following the consummation of the ARCT IV Merger, which we anticipate will occur during the third quarter of 2013. To the extent the employees and infrastructure of the combined company cannot adequately provide any such services to the combined company after the expiration of the advisory agreement, the operations and the market price of the combined company’s common stock would be adversely affected.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the Merger.

Following the Mergers, the combined company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The property portfolio of the combined company has a high concentration of properties in the quick service restaurant industry, making the combined company more vulnerable economically than if its investments were less focused on quick service restaurant-related assets.

Of our combined property portfolio following the Mergers, over 15% of total rental revenue will come from properties in the quick service restaurant industry. As a result, the combined company may be particularly subject to risks inherent in the quick service restaurant industry. A downturn in the commercial real estate industry generally could significantly adversely affect the value of the combined company’s properties. A downturn in the quick service restaurant industry could particularly negatively affect lessees’ ability to make lease payments to us and the combined company’s ability to make distributions to its stockholders. These adverse effects could be more pronounced than if we further diversified our investments outside of real estate or if their combined portfolio did not have as high a concentration in quick service restaurant-related assets.

The property portfolio of the combined company has a high concentration of properties in Texas. The combined company’s properties may be adversely affected by economic cycles and risks inherent to the state of Texas.

Of our combined property portfolio following the Mergers, over 10% of total revenue will come from properties located in Texas. Any adverse situation that disproportionately affects Texas, may have a magnified adverse effect on the portfolio of the combined company. Real estate markets are subject to economic downturns, as they have been in the past, and the combined company cannot predict how economic conditions will impact this market in both the short and long term. Declines in the economy or a decline in the real estate market in the state of Texas could hurt our financial performance and the value of our properties. Factors that may negatively affect economic conditions in Texas include:

•	business layoffs or downsizing;

•	industry slowdowns;

•	relocations of businesses;

•	changing demographics;

•	increased telecommuting and use of alternative work places;

•	infrastructure quality;

•	any oversupply of, or reduced demand for, real estate;

•	concessions or reduced rental rates under new leases for properties where tenants defaulted; and

•	increased insurance premiums.

Increases in interest rates would increase our debt service costs, may adversely affect any future refinancing of our debt and our ability to incur additional debt, and could adversely affect our financial condition, cash flow and results of operations.

Certain of our borrowings bear interest at variable rates, and we may incur additional debt in the future. Increases in interest rates would result in higher interest expenses on our existing unhedged variable rate debt, and increase the costs of refinancing existing debt or incur new debt. Additionally, increases in interest rates may result in a decrease in the value of our real estate and decrease the market price of its common stock and could accordingly adversely affect our financial condition, cash flow and results of operations.

Payment of fees to the ARCP Manager and the ARCT IV Advisor reduces cash available for investment and distribution.

The ARCP Manager will perform services for the combined company in connection with the selection, acquisition, financing, leasing and management of the combined company and its properties. The ARCP Manager will be paid substantial fees for these services, which reduce the amount of cash available for investment in properties or distribution to stockholders. Such fees and reimbursements include: (i) a management fee payable to the ARCP Manager equal to 0.50% per annum of its average unadjusted book value of the combined company’s real estate assets up to $3.0 billion, plus 0.40% per annum of such average unadjusted book value in excess of $3.0 billion, calculated and payable monthly in advance; and (ii) incentive fees equal to the difference between (1) the product of (x) 20% and (y) the difference between (I) the combined company’s Core Earnings (as defined below) for the previous 12-month period, and (II) the product of (A) the weighted average of the issue price per share of the combined company’s common stock of all of the combined company’s public offerings of common stock multiplied by the weighted average number of all shares of the combined company’s common stock outstanding (including any restricted shares of common stock and other shares of common stock underlying awards granted under one or more of the combined company’s equity incentive plans) in the previous 12-month period, and (B) 8.00%, and (2) the sum of any incentive fee paid to the ARCP Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero. For the purpose of calculating incentive fees, “Core Earnings” means the net income (loss), computed in accordance with Accounting Principles Generally Accepted in the United States of America, or U.S. GAAP, excluding (i) non-cash equity compensation expense, (ii) incentive compensation, (iii) acquisition fees, (iv) financing fees, (v) depreciation and amortization, (vi) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (vii) one-time events pursuant to changes in U.S. GAAP and certain non-cash charges, in each case after discussions between the ARCP Manager and the independent directors and approved by a majority of the Independent Directors.

Additionally, pursuant to a side letter agreement entered into in connection with the ARCT II Merger Agreement, the ARCT IV Advisor and the ARCT IV OP agreed that the ARCT IV Advisory Agreement will be extended for a 60 day period following the closing date of the merger. During such time, the ARCT IV Advisor will be entitled to receive certain fees, which reduce the amount of cash available for investment in properties or distribution to stockholders.

We cannot assure you that we will be able to continue paying dividends at the current rate.

We plan to continue our current monthly dividend practices following the Mergers. However, our stockholders may not receive the same dividends following the merger for various reasons, including the following:

•	as a result of the merger and the issuance of shares of ARCP common stock in connection with the merger, the total amount of cash required for ARCP to pay dividends at its current rate will increase;

•	ARCP may not have enough cash to pay such dividends due to changes in ARCP’s cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the ARCP board of directors, which reserves the right to change ARCP’s dividend practices at any time and for any reason;

•	ARCP may desire to retain cash to maintain or improve its credit ratings; and

•	the amount of dividends that ARCP’s subsidiaries may distribute to ARCP may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

ARCP’s stockholders have no contractual or other legal right to dividends that have not been declared.

REITs are subject to a range of complex organizational and operational requirements.

In order to qualify as a REIT, ARCP must distribute to its stockholders with respect to each taxable year at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with U.S. GAAP), without regard to the deduction for dividends paid and excluding net capital gain. A REIT must also meet certain requirements with respect to the nature of its income and assets, and the ownership of its stock. For any taxable year that ARCP fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing taxable income and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, ARCP could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, ARCP would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If ARCP failed to qualify as a REIT, the market price of ARCP common stock may decline, and ARCP may need to reduce substantially the amount of distributions to its stockholders because of its potentially increased tax liability.